EXHIBIT 2.2



              BILL OF SALE, ASSIGNMENT AND ASSUMPTION OF LIABILITY

         BILL OF SALE, ASSIGNMENT AND ASSUMPTION OF LIABILITY (the "Bill of Sale") dated June 1, 1998 from Margo Nursery Farms, Inc. ("Margo"), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, to Interim Margo, Inc. ("Newco"), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico.

         1. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Margo hereby sells, conveys, transfers, assigns and delivers to Newco pursuant to an Agreement and Plan of Reorganization (the "Plan of Reorganization") dated as of April 1, 1998 between Margo and Newco, and notwithstanding that the following property may be conveyed by separate and specific transfer documents, all of Margo's right, title and interest in all assets, interests and property owned by Margo, except as provided in 1(i) below, including, but not limited to the following:

         (i) all trade account receivables relating to sales made to customers, all other receivables (including deposits) due from banks and financial institutions and all accrued interest thereon, including cash items in the process of collection, with the exception of those deposits listed in Appendix I hereto, and all currency and coin presently held by Margo;

         (ii) all securities presently held by Margo, including the capital stock of all of Margo's existing subsidiaries, investment and account securities, securities issued by the United States Treasury and by other United States government agencies or corporations, or by a state or political subdivision thereof, or by the Commonwealth of Puerto Rico or a political subdivision thereof, and all dividends, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange any or all of such securities;

         (iii) all computer software, licenses thereto and rights therein, used by Margo in connection with its current operation, including all documentation necessary to facilitate the use of such software;

         (iv) all furniture, trade fixtures and other tangible personal property owned by Margo located in or upon real property owned or leased by Margo;

         (v) all inventory held by Margo relating to the distribution of tropical and flowering plants, including raw materials and work in progress used or consumed in Margo's business;

         (vi) all equipment used in the operation of Margo's business, including all motor vehicles, tractors, trailers and other like property;

         (vii) all of Margo's rights, title and interest in all contracts and agreements executed by Margo, with the exception of any contracts for directors and officers' insurance policies, as such agreements may be amended or otherwise modified from time to time, including, without limitation: (a) all rights of Margo to receive moneys due and to become due under or pursuant such agreements:
(b) all rights of Margo to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to such agreements; (c) all claims of Margo for damages arising out of, or for breach of or default under such agreements; and (d) the rights of Margo to perform and to compel performance and otherwise exercise all remedies thereunder; and

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         (vii) all prepaid expenses accruing to Margo.

         2. In consideration for the assets delivered to Newco pursuant to
Section 1 hereof, receipt of which is hereby acknowledged, Newco hereby undertakes, assumes and agrees to perform in accordance with the provisions of the Plan of Reorganization all of Margo's liabilities and obligations, including but not limited to the following:

         (i) all contractual obligations assumable by Newco and related to the operation of Margo's business and any other liability or obligation associated with the assets, interests and property owned by Margo that are hereby assumed by Newco;

         (ii) all of Margo's accounts payable and debt obligations;

         (iii) any liabilities incurred by Margo other than in the ordinary course of Margo's business;

         (iv) any obligation or liability arising under any lawsuit filed prior to the execution of the Plan; and

         (v) any obligation or liability of Margo to its employees, officers or directors.

         3. This Bill of Sale, Assignment and Assumption of Liability is expressly being delivered and other made subject to the provisions of the Plan of Reorganization.

         4. This Bill of Sale, Assignment and Assumption of Liability shall inure to the benefit of and be binding upon Newco and its respective successors and assigns.


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         IN WITNESS WHEREOF, Margo and Newco have executed and delivered this
Bill of Sale, Assignment and Assumption of Liability on the day and year first above written.

                                     MARGO NURSERY FARMS, INC.

                                     By:   /S/ MICHAEL J. SPECTOR
                                        ----------------------------
                                     Name:  Michael J. Spector
                                     Title:  Chief Executive Officer

                                     INTERIM MARGO, INC.

                                     By:      /S/ MICHAEL J. SPECTOR
                                        ----------------------------
                                     Name:  Michael J. Spector
                                     Title:  Chief Executive Officer